Exhibit (d)(27)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT is made this 1st day of April, 2013, by and between Financial Investors Trust (the “Trust”), on behalf of its series, Redmont Resolute Fund I/II (“Client”), Highland Associates, Inc. (“Adviser”), and ROBECO INVESTMENT MANAGEMENT, INC. (“Robeco”).

1. Appointment of Manager. Client and Adviser hereby appoint Robeco to manage certain assets in accordance with the terms of this Agreement. Robeco hereby accepts such appointment. Client has appointed a custodian or prime broker to take and have possession of the assets to be managed by Robeco hereunder (the “Account”). Client shall promptly notify custodian/prime broker of the appointment of Robeco as investment manager of the Account. Robeco shall not act as custodian for, or have possession of any assets of, the Account. Robeco shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2. Investment of Assets. Subject to the supervision and direction of the Board of Trustees of the Client and Highland Associates, Robeco shall have sole discretion to invest the assets in the Account without prior consultation with Client, provided, however, Robeco shall manage the Account in accordance with any objectives, guidelines or limitations set forth in the then-current prospectus and statement of additional information for the Client. Assets are defined by Client and/or custodian/prime broker at inception of the Account, as well as any additions or withdrawals as notified in writing by Client and/or custodian/prime broker. Robeco will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information Robeco believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser.

3. Brokerage. Robeco shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account and may combine orders for the Account with orders for other accounts under management. When orders are placed, Robeco shall issue suitable instructions to the custodian/prime broker with respect to delivery and payment.

Brokers shall be selected with a view to obtaining best price and execution of transactions for the Account, provided that Robeco will not be deemed to have acted unlawfully, or to have breached a fiduciary duty hereunder or under state or federal law, solely by reason of its having caused the Account to pay a member of an exchange, a broker, or dealer a commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if Robeco determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided to Robeco by such member, broker or dealer, viewed in terms of either that particular transaction or Robeco’s overall responsibilities with respect to the accounts as to which Robeco exercises investment discretion.

4. Records. Robeco will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940 (the “Advisers Act”) and the rules thereunder and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13F and 13G of the Securities Exchange Act of 1934, with respect to its duties as are set forth herein. The records relating to the services provided under this Agreement shall be the property of the Client.

5. Fees. As compensation for its services under this Agreement, Adviser shall pay Robeco a fee after the end of each calendar quarter based upon the total market value of the Account as hereinafter set forth. The fee shall be paid at the rate set forth on Schedule “B” attached hereto and made a part hereof.

The market value of the Account shall be determined as of the last day when the New York Stock Exchange is open for business of each calendar quarter during the term of this Agreement and as of the date of termination of this Agreement. The rate of fee set forth on Schedule “A” shall be applied to such market value, prorated on a daily basis over the portion of the calendar quarter that this Agreement was in effect. If, during any calendar quarter after the date hereof, Client allocates additional assets to, or withdraws a portion of the assets from, the Account then the fee for such quarter with respect to the additional assets, or in the case of a withdrawal, the total market value of the withdrawn assets as of the date of withdrawal, shall be prorated based on the number of days during such quarter that such assets were part of the Account, unless the parties shall agree otherwise in writing.

Robeco shall calculate the market value of the Account at the times required herein in accordance with its normal practices and procedures and shall provide Adviser with a report setting forth the value upon which each fee invoice hereunder is based. Adviser shall pay each fee invoice within thirty (30) days after receipt thereof. Robeco shall reconcile its calculation of the total market value of the Account used for purposes of calculating its fee hereunder with the report of the custodian/prime broker setting forth the custodian/prime broker’s calculation of such market value. If, as a result of such reconciliation, it is determined that Robeco’s fee was based on an erroneous calculation of the market value of the Account, an appropriate adjustment shall be made in the fee to be billed for the following calendar quarter or upon termination of this Agreement, whichever occurs first.

6. Expenses. Robeco will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of Robeco connected with management of the Account.

7. Liability. Robeco shall not be liable for any loss incurred by the Client or the Account provided Robeco has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, nor shall Robeco be responsible for any loss incurred by reason of any act or omission of any bank, broker, the custodian/prime broker or any administrator, trustee or other person or organization. Notwithstanding the foregoing, Client shall not be deemed to have waived any right which, under applicable law, cannot be waived.

8. Non-Exclusive Contract. The investment management services provided by Robeco are not exclusive and Client and Adviser acknowledge that Robeco may perform similar services for others. Robeco will use its best efforts to allocate investment opportunities among its clients in an equitable manner. Further, Client and Adviser understands the investment action taken for Client and other clients of Robeco may differ.

9. Voting of Portfolio Securities. Client shall use its best efforts to deliver to Robeco all proxies received by it or by others on its behalf on a timely basis. Robeco is authorized to vote on behalf of the Client any proxies received by Robeco relating to securities held in the Account. Robeco will follow its proxy voting policy as provided to, and approved by, Client from time to time.

10. Representations. Robeco represents that (i) it is duly registered with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, (ii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Client with a copy of such code of ethics, together with evidence of its adoption and (iii) it will maintain an appropriate level of errors and omissions or professional liability insurance coverage for the duration of this Agreement. Client acknowledges receipt of a copy of Part 2A and 2B of Robeco’s current Form ADV at least forty-eight (48) hours prior to execution of this

Agreement. Adviser represents and confirms that the employment of Robeco is authorized by the governing documents relating to the Account and that:

(i) this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon Client and Adviser in accordance with its terms; and

(ii) Adviser will deliver to Robeco evidence of such authority as Robeco may reasonably require, whether by way of a certified resolution or otherwise.

11. Non-Confidentiality of Performance Results. Client agrees that Robeco may inform others that Client is a client of Robeco and that Robeco may provide others with composite performance results related to Client’s Account without disclosing the specific performance results of the Client’s Account.

12. Applicable Law. This Agreement shall be governed by the laws of the State of New York, except to the extent preempted by federal law.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter. This Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

14. Notices. Any notice provided for or required hereunder shall be in writing and sent to the person and address indicated below or to such other person or address as the respective party may designate by notice hereunder.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same Agreement, but all of which together shall constitute one Agreement.

16. Commencement. Robeco shall commence providing the services under this Agreement on April 1, 2013.

17. Termination. This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Account(s). The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to any Account at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Client, by the vote of a majority of the outstanding voting securities of such Account, or by the Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and the Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Account by the Sub-Adviser upon sixty (60) days written notice to the Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Client with respect to the Accounts t is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

18. Amendment. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

19. Assignment. The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement the day first above written.

FINANCIAL INVESTORS TRUST,		ROBECO INVESTMENT MANAGEMENT, INC.

on behalf of Redmont Resolute Fund I and Redmont Resolute Fund II

By:	/s/ Edmund J. Burke	By:		/s/ William G. Butterly, III
Name: Edmund J. Burke				Name: William G. Butterly, III
Title: President		Title: Senior Managing Director

By:	/s/ Kimberly R. Storms		By:	/s/ Matthew J. Davis
Name: Kimberly R. Storms				Name: Matthew J. Davis
Title:Treasurer				Title: Senior Managing Director

Attest:		Attest:

By:	/s/ David T. Buhler			By: /s/ James G. Noone
	Authorized Officer			Authorized Officer

Designee for Notice:				Designee for Notice:
Robeco Investment Management, Inc.
One Beacon Street, 30th Floor
Boston, MA

Attn: Martin Coughlin , L.P.
HIGHLAND ASSOCIATES, INC.

By:	/s/ William A. Terry
Name: William A. Terry
Title:Principal

Attest:

By:	/s/ Charles Perry

SCHEDULE A

INVESTMENT MANAGEMENT FEES

1.25% First $50 Million

1.00% Thereafter